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                                                                      EXHIBIT 12

                             The Turner Corporation
                               375 Hudson Street
                            New York, New York 10014

August 13, 1999

Karl Steiner Holding AG
Hagenholzstrasse 60
CH-8050 Zurich
Switzerland

Dear Sirs:

With reference to our letter agreement, dated April 8, 1999 (the "Letter Agreement"), relating to the proposed sale of a majority of the stock of Karl Steiner Holding AG ("Steiner") to Skanska AB ("Skanska"), this letter will clarify, with regard to the waivers of Section 12.1 and 12.2 of the Limited Liability Company Agreement of Turner Steiner International, LLC dated as of December 22, 1997 between The Turner Corporation ("Turner") and Steiner (the "LLC Agreement"), that:

          (a) the references to Skanska continuing its activities in the TSI Territory (as defined in the Letter Agreement) were intended, and shall be read, to apply to Skanska and its subsidiaries and Affiliates (as defined in the LLC Agreement); and

          (b) the references to Turner conducting activities in the TSI Territory were intended, and shall be read, to apply to Turner and its subsidiaries and Affiliates.

The letter will further confirm that Steiner has been advised that Turner is considering entering into an Agreement and Plan of Merger (the "Merger Agreement") with Hochtief AG (the "Bidder") and a subsidiary thereof, pursuant to which Turner would be acquired by Bidder. In connection therewith, Steiner hereby waives its rights under Section 12.1 of the LLC Agreement and consents to the Bidder and its subsidiaries and Affiliates conducting activities in TSI Territory from and after the time that the Bidder or any subsidiary thereof first purchases shares of Turner stock under the tender offer contemplated by the Merger Agreement.
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TO: KARL STEINER HOLDING AG                                              8/11/99
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If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy.

Very truly yours,

THE TURNER CORPORATION

By: /s/ E.T. Gravette, Jr.
    ------------------------------------
    E.T. Gravette, Jr.
    Chairman and Chief Executive Officer

                                   Agreed to and accepted as of the above date:

                                   KARL STEINER HOLDING AG

                                   By: /s/ Heinrich Baumann-Steiner
                                       --------------------------------
                                       Heinrich Baumann-Steiner
                                       Chairman

                                   By: /s/ Peter K. Steiner
                                       --------------------------------
                                       Peter K. Steiner
                                       Vice Chairman









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